Exhibit 2.3

Description of Securities Registered under

Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

As of March 31, 2024, HDFC Bank (“the Bank”, “we”, “us” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
American Depositary Shares (each representing three Equity Shares)	HDB	New York Stock Exchange
Equity shares, nominal value of Rs. 1.0 each		New York Stock Exchange*

*	Not for trading, but only in connection with the registration of American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

Capital terms used but not defined herein have the meanings given to them in the Bank’s Annual Report on Form 20-F with which this Exhibit 2.3 is filed (the “Bank’s Form 20-F”). Terms that are defined below retain such definition solely for purposes of the relevant description of securities.

The following contains a description of the rights of (i) the holders of equity shares, nominal value of Rs. 1.0 each (the “Equity Shares”) and (ii) holders of American Depositary Shares (“ADSs”), which is not intended to be a complete summary of the rights and preferences of such securities and is qualified in its entirety by reference to the full text of the Bank’s memorandum of association (the “Memorandum of Association”), which is incorporated by reference to Exhibit 1.1 to the Bank’s Form 20-F, the Bank’s articles of association (the “Articles of Association”), which are incorporated by reference to Exhibit 1.2 to the Bank’s Form 20-F, and the Second Amended and Restated Deposit Agreement among HDFC Bank Limited, JPMorgan Chase Bank, N.A., as depositary, and holders of American Depositary Receipts (the “Deposit Agreement”), which is incorporated by reference to Exhibit 2.2 of the Bank’s Form 20-F. You are encouraged to read the applicable provisions of Indian law and the Memorandum of Association, the Articles of Association and the Deposit Agreement in their entirety for a complete description of the rights and preferences of our securities. Further, please note that as a holder of ADSs, you will not be treated as one of our shareholders and will not have any shareholder rights.

DESCRIPTION OF THE EQUITY SHARES

Type and Class of Securities (Item 9.A.5.(a) of Form 20-F)

As of March 31, 2024, the authorized share capital of the Bank was Rs. 11,906,100,000 consisting of 11,906,100,000 Equity Shares of par value Rs. 1.0 each. The Equity Shares are in registered form. We maintain a register of our shareholders in Mumbai. As per the SEBI circular, the transfer of shares of listed Indian companies shall not be processed until such shares are held in dematerialized form with a depository. Therefore, shareholders need to dematerialize the Equity Shares for their transfer.

Transfer of Equity Shares (Item 9.A.5.(b) of Form 20-F)

Equity Shares held through depositories are transferred in the form of book entries or in electronic form in accordance with the regulations laid down by the SEBI. These regulations provide the regime for the functioning of the depositories and the participants and set out the manner in which the records are to be kept and maintained and the safeguards to be followed in this system. Transfers of beneficial ownership of Equity Shares held through a depositary are exempt from stamp duty. We have entered into an agreement for such depository services with the National Securities Depository Limited and the Central Depository Services India Limited.

The SEBI requires that our Equity Shares for trading and settlement purposes be in book-entry form for all investors, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange. Transfers of Equity Shares in book-entry form require both the seller and the purchaser of the Equity Shares to establish accounts with depositary participants appointed by depositories established under the Depositaries Act 1996. Charges for opening an account with a depositary participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depositary participant. Upon delivery, the Equity Shares shall be registered in the name of the relevant depositary on our books and this depositary shall enter the name of the investor in its records as the beneficial owner. The transfer of beneficial ownership shall be done through the records of the depositary. The beneficial owner shall be entitled to all rights and benefits and subject to all liabilities in respect of his securities held by a depositary.

The requirement to hold the Equity Shares in book-entry form will apply to the ADS holders when the Equity Shares are withdrawn from the depositary facility upon surrender of the ADSs. In order to trade the Equity Shares in the Indian market, the withdrawing ADS holder will be required to comply with the procedures described above.

Our Equity Shares are freely transferable, subject to the provisions of the Companies Act under which, if a transfer of Equity Shares contravenes the provisions of Securities Contracts (Regulation) Act 1956, the Securities and Exchange Board of India Act, 1992 or the regulations issued under it or any other law in force at the time, the National Company Law Tribunal (the “NCLT”) may, on application made by us, a depositary incorporated in India, an investor, the SEBI or certain other parties, direct a rectification of the register of records. It was a condition of our listing that we transfer Equity Shares and deliver share certificates duly endorsed for the transfer within 15 days of the date of lodgment of transfer. If a company without sufficient cause refuses to register a transfer of Equity Shares within 30 days from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the NCLT seeking to register the transfer of Equity Shares. According to the Companies Act, 2013, the NCLT may direct the company to register the transfer of shares, in which case the company must comply with such order within a period of ten days. The NCLT can also direct the rectification of the records held with depository or in the register, and direct the company to pay damages. Further, effective from April 1, 2019, the SEBI decided that except in cases of transmission or transposition of securities, requests for effecting the transfer of securities shall not be processed unless the securities are held in dematerialized form with a depository. Our Articles of Association provide for certain restrictions on the transfer of Equity Shares, including the power of the Board of Directors to, at their discretion, decline to register or acknowledge any transfer of Equity Shares, subject to the provisions of the Companies Act, 2013, the Securities Contracts (Regulation) Act, 1956, and other applicable laws and regulations, and provided that registration of any transfer shall not be refused on the ground of the transferor being indebted to the Bank. If the Board of Directors refuses to register a transfer of any Equity Shares, they shall, within one month from the date on which the transfer was lodged with the Bank send to the transferee and the transferor notice of the refusal, giving the reasons for such refusal.

On January 16, 2023, the RBI issued the Reserve Bank of India (Acquisition and Holding of Shares or Voting Rights in Banking Companies) Directions, 2023. According to these directions, any acquisition resulting in any resident or non-resident investor’s aggregate holding (including total holding, directly or indirectly, beneficial or otherwise, of shares or voting rights) of five percent or more of the paid-up capital or voting rights (“major shareholder”) in the Bank requires the prior approval of the RBI. Further, where the acquisition as a major shareholder is by way of transfer of shares, no such transfer shall be given effect to without prior approval from the RBI. For further detail on these directions, see “Supervision and Regulation—I. Regulations Governing Banking Institutions—Restrictions on Share Capital and Voting Rights”.

Our transfer agent, Datamatics Business Solutions Limited, is located in Mumbai. Certain foreign exchange control and security regulations apply to the transfer of Equity Shares by a non-resident or a foreigner.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Subject to the Banking Regulation Act, and other applicable guidelines issued by the RBI, the Companies Act gives shareholders the right to subscribe for new Equity Shares in proportion to their existing shareholdings unless otherwise determined by a resolution passed by three-fourths of the shareholders present and voting at a general meeting. Under the Companies Act and our Articles of Association, in the event of an issuance of securities, subject to the limitations set forth above, we must first offer the new Equity Shares to the existing holders of Equity Shares on a fixed record date. The offer, required to be made by notice, must include:

•	the right, exercisable by the shareholders of record, to renounce the Equity Shares offered in favor of any other person;

•	the number of Equity Shares offered; and

•	the period of the offer, which may not be less than 15 days from the date of the offer and shall not exceed 30 days. If the offer is not accepted, it is deemed to have been declined.

Our Board of Directors is permitted to distribute Equity Shares not accepted by existing shareholders in the manner it deems beneficial for us in accordance with our Articles of Association. Holders of ADSs may not be able to participate in any such offer. See “Description of American Depositary Shares—Share Dividends and Other Distributions.”

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

The Bank has only one class of shares outstanding. If the Bank’s share capital is divided into different classes, all or any of the rights and privileges attached to each class will be effective and binding after any approvals required under the Banking Regulation Act. Such rights and privileges may only be varied, modified, abrogated or dealt with, with the consent in writing of the holders of not less than three-fourths of the issued Equity Shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the issued Equity Shares of that class.

Other Rights (Item 9.A.7 of Form 20-F)s

Not applicable.

Rights of the Equity Shares (Item 10.B.3 of Form 20-F)

(a)	Dividend rights

Under Indian law and subject to the Banking Regulation Act, a company pays dividends upon a recommendation by its board of directors and approval by a majority of its shareholders at the annual general meeting of shareholders held within five months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the Board of Directors. Dividends are generally declared as a percentage of par value (on a per share basis) and distributed and paid to shareholders. The Companies Act provides that shares of a company of the same class must receive equal dividend treatment.

These distributions and payments are required to be deposited into a separate bank account within five days of the declaration of such dividend and paid to shareholders within 30 days of declaration of dividends.

The Companies Act states that any dividends that remain unpaid or unclaimed after that period are to be transferred to a special bank account within seven days from the expiry of the said period of 30 days. Any dividend amount that remains unclaimed for seven years from the date of the transfer is to be transferred by us to a fund, called the Investor Education and Protection Fund, created by the Government.

Our Articles of Association authorize our Board of Directors to declare interim dividends, the amount of which must be deposited in a separate bank account within five days and paid to the shareholders within 30 days of the declaration.

Before paying any dividend on our shares, we are required under the Banking Regulation Act to write off all capitalized expenses (including preliminary expenses, organization expenses, share-selling commission, brokerage, amounts of losses incurred and any other item of expenditure not represented by tangible assets). We are permitted to declare dividends of up to 35.0 percent of net profit calculated under Indian GAAP without prior RBI approval subject to compliance with certain prescribed requirements. Further, upon compliance with the prescribed requirements, we are also permitted to declare interim dividends subject to the above-mentioned cap computed for the relevant accounting period.

Dividends may only be paid out of our profits for the relevant year arrived at after providing for depreciation or out of the profits of the company for any previous financial years arrived at after providing for depreciation and in certain contingencies out of the free reserves of the company, provided that in computing profits any amount representing unrealized gains, notional gains or revaluation of assets and any change in carrying amount of an asset or of a liability on measurement of the asset or the liability at fair value shall be excluded. Before declaring dividends, we are required by the RBI to transfer 25.0 percent of our net profits (calculated under Indian GAAP) of each year to a reserve fund.

For the purpose of determining equity shares entitled to annual dividends, a record date is fixed prior to the annual general meeting. The Companies Act and the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015 permit us, pursuant to a resolution of our Board of Directors and upon at least seven days’ advance notice to the stock exchanges, to set the record date in order for us to determine which shareholders are entitled to certain rights pertaining to their equity shares.

In addition to permitting dividends to be paid out of current or retained earnings calculated under Indian GAAP, the Companies Act permits our Board of Directors, subject to the approval of our shareholders, to distribute to the shareholders, in the form of fully paid-up bonus equity shares, an amount transferred from the company’s free reserves, securities premium account or the capital redemption reserve account. Bonus equity shares can be distributed only with the prior approval of the RBI. These bonus equity shares must be distributed to shareholders in proportion to the number of equity shares owned by them.

Bonus shares can only be issued if the company has not defaulted in payments of statutory dues of the employees, such as contribution to provident fund, gratuity and bonus or principal/interest payments on fixed deposits or debt securities issued by it. Bonus shares must not be issued in lieu of dividend. Further, listed companies are also required to follow the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2018 for issuance of bonus shares.

(b)	Voting rights

A shareholder has one vote for each equity share and voting may be on a poll or through electronic means or postal ballot. Under Section 12 of the Banking Regulation Act 1949 as amended with effect from January 18, 2013 by the Banking Laws Amendment Act 2012, no person holding shares in a banking company shall, in respect of any shares held by such person, exercise voting rights on poll in excess of 10.0 percent of the total voting rights of all the shareholders of the banking company, provided that RBI may increase, in a phased manner, such ceiling on voting rights from 10.0 percent to 26.0 percent. On July 21, 2016, the RBI issued a notification, which was notified in the Gazette of India on September 17, 2016, which stated that the current ceiling on voting rights is at 26.0 percent. At a general meeting, upon a show of hands, every member holding shares and entitled to vote and present in person has one vote. Upon a poll, the voting rights of each shareholder entitled to vote and present in person or by proxy is in the same proportion as the capital paid-up on each share held by such holder bears to the company’s total paid-up capital, subject to the limits prescribed under the Banking Regulation Act. Voting is by a show of hands, unless a poll is ordered by the Chairman of the meeting. However, voting by show of hands is not permitted for listed companies. The Chairman of the meeting has a casting vote.

Section 108 of the Companies Act and Rule 20 of the Companies (Management and Administration) Rules 2014 deal with the exercise of the right to vote by members by electronic means. In terms of Rule 20 of the Companies (Management and Administration) Rules 2014, every listed company (other than a company referred to in Chapters XB or XC of the SEBI ICDR Regulations) is required to provide to its members facility to exercise their right to vote at general meetings by electronic means. Section 110 of the Companies Act allows such a company to transact all items of business at a general meeting, provided the company offers to its members a facility to exercise their right to vote at general meetings by electronic means. The Ministry of Corporate Affairs has clarified that voting by show of hands would not be allowable in cases where Rule 20 is applicable.

Unless the Articles of Association provide for a larger number, the quorum for a general meeting is: (a) five members present (in person or by proxy) if the number of members as of the date of the meeting is not more than one thousand; (b) 15 members present (in person or by proxy) if the number of members as of the date of the meeting is more than one thousand but not more than five thousand; and (c) thirty members present (in person or by proxy) if the number of members as of the date of the meeting exceeds five thousand. Generally, resolutions may be passed by simple majority of the shareholders present and voting at any general meeting. However, resolutions such as an amendment to the organizational documents, commencement of a new line of business, an issue of additional equity shares (which is not a preemptive issue) and reductions of share capital, require that the votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution. As provided in our Articles of Association, a shareholder may exercise his voting rights by proxy to be given in the form prescribed by us. This proxy, however, is required to be lodged with us at least 48 hours before the time of the relevant meeting. Since the annual general meeting on August 11, 2023 was held in accordance with the Applicable Circulars through video conferencing and other audio-visual technology, physical attendance by shareholders had been dispensed and, accordingly, the facility to appoint proxies by shareholders was not available for this annual general meeting. A shareholder may, by a single power of attorney, grant general power of representation covering several general meetings. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at all general meetings. The Companies Act also provides for the passing of resolutions in relation to certain matters specified by the Government of India, by means of a postal ballot. A notice to all the shareholders must be sent along with a draft resolution explaining the reasons therefor and requesting the shareholders to send their assent or dissent in writing on a postal ballot within a period of 30 days from the date of dispatch of the notice. Shareholders may exercise their right to vote at general meetings, through postal ballot by sending their votes through the postal arrangements or through electronic means (e-voting), for which separate facilities are provided to the shareholders.

The annual general meeting shall be called for at a time during business hours at our registered office or at some other place within Mumbai as the Board of Directors may determine. The notice of the meeting shall specify it as the “annual general meeting”. Any general meeting of the shareholders of the Bank other than its annual general meeting is called an “extraordinary general meeting”. The Board of Directors is required to call an extraordinary general meeting upon the request of a set number of shareholders, as set forth in the Companies Act.

As per the Companies Act, unless the Articles provide for the retirement of all directors at every annual general meeting, not less than two-thirds of the total number of directors shall be persons whose period of office is liable to determination by retirement of directors by rotation. Our Articles provide that at every annual general meeting, one-third of such directors will retire from office. However, any retiring director may be reappointed by resolution of the shareholders. The directors to retire by rotation at every annual general meeting will be those who have been longest in office since their last appointment. Special directors, managing directors, and whole-time directors, if any, are not subject to retirement and are not taken into account in determining the number of directors to retire by rotation.

(c)	Rights to share in the Bank’s profits

See “–Rights of the Equity Shares (Item 10.B.3 of Form 20-F)–Dividend rights” of this Exhibit 2.3.

(d)	Liquidation rights

Subject to the rights of depositors, creditors and employees, in the event of our winding-up, the holders of the equity shares are entitled to be repaid the amounts of capital paid up or credited as paid up on these equity shares.

In the event of liquidation, any surplus will be distributed in proportion to the capital paid up or which ought to have been paid up on the shares held by the shareholders at the time of commencement of the winding-up. The Board of Directors may make calls on shareholders in respect of all money unpaid on the shares held by them and not by the conditions of allotment thereof.

(e)	Redemption provisions

Not applicable.

(f)	Sinking fund provisions

Not applicable.

(g)	Capital calls

The Board of Directors may make calls on shareholders in respect of any money unpaid on the shares held by each of them and not by the conditions of allotment thereof. Shareholders must pay the amount of every call made on them to the persons and at the time and place determined by the Board of Directors. A call may be payable in instalments, and may be revoked or postponed at the discretion of the Board of Directors. The Board of Directors must give at least fourteen days prior notice specifying the time and place of payment.

If a shareholder does not pay the sum payable in respect of any call or instalment on or before the day scheduled for payment, such shareholder must pay interest on the amount due, at such rate as the Board of Directors determines, from the last day scheduled for payment to the date of actual payment. The Board of Directors may in their absolute discretion waive payment of such interest wholly or in part.

No shareholder is entitled to receive any dividend or to exercise any privilege as a shareholder until such shareholder has paid all calls due and payable on every share held by such shareholder, whether alone or jointly with any person, together with interest and expenses, if any.

Subject to the provisions of the Companies Act, the Board of Directors may agree to and receive from any shareholder any advances of all or any part of the unpaid amounts of such shareholder’ shares beyond the sum actually called up. The Board of Directors may pay interest upon the amount paid in advance in excess of the amount called up, at a rate agreed by the relevant shareholder and the Board of Directors. Likewise, the Board of Directors may repay at any time any amount so advanced. Payments in advance of calls will not confer a right to dividend or to participate in the profits of the Bank.

(h)	Discrimination against large shareholders

Not applicable.

Requirements for Amendments (Item 10.B.4 of Form 20-F)

The rights and privileges of any class of shareholders may not be modified without the approval of three-fourths of the issued shares of that class or the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

Investment in equity instruments of a company in India by a person resident outside India is governed by the Foreign Exchange Management Act, 1999 (the “Foreign Exchange Management Act”), and the Foreign Exchange Management (Non-debt Instruments) Rules, 2019 (the “NDI Rules”). An investment by a person resident outside India which does not comply with the conditions of the NDI Rules requires prior permission of the RBI, which may be provided in consultation with the Government subject to such conditions as may be considered necessary. The NDI Rules supersede the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2017 (the “FEMA Transfer or Issue of Security Regulations 2017”). As was provided under the FEMA Transfer or Issue of Security Regulations 2017, the NDI Rules also prescribe an “automatic route” under which no prior consent and approval is required from the RBI or the Government for FDI in certain industries within specified sectoral caps. In respect of all industries that do not fall under the automatic route, and in respect of investments which do not comply with the conditions mentioned under the automatic route, approval is required from the Government under the “government route”.

The Government also publishes a Consolidated Policy on Foreign Direct Investment (the “Consolidated FDI Policy”) which, read together with the Foreign Exchange Management Act, and the rules and regulations issued thereunder, and circulars issued by the Government and the RBI from time to time, provides the framework for foreign investments in India.

Under the current foreign investment rules, the following restrictions are applicable to non-resident ownership:

Foreign Direct Investment

The Government has put in place a policy framework on FDI that is embodied in the circular on Consolidated FDI Policy, which is generally updated periodically to include the regulatory changes effected in the interim. The Department for Promotion of Industry and Internal Trade (“DPIIT”), Ministry of Commerce and Industry and the Government make policy pronouncements on FDI through press notes/press releases which are notified as amendments to the applicable rules and regulations issued under FEMA. These notifications take effect from the date of issue of the press notes/press releases, unless specified otherwise therein. The procedural instructions may be issued by the RBI vide A.P. (DIR Series) Circulars. The regulatory framework, over a period of time, thus consists of acts, regulations, press notes, press releases and clarifications that are consolidated in the Consolidated FDI Policy from time to time.

The present Consolidated FDI Policy subsumes and supersedes all press notes, press releases, clarifications and circulars issued by the DPIIT that were in force as of October 15, 2020, and reflects the FDI policy as of October 15, 2020. Certain actions, such as those listed below, require government approval in consultation with the DPIIT by way of prior approval from the administrative ministries or departments:

•	foreign investments, including a transfer of shares, in excess of specified sectoral caps;

•

transfer of control and/or ownership (as a result of a share transfer and/or new share issuance) pursuant to an amalgamation, merger or acquisition of an Indian company engaged in an activity having limitations on foreign ownership, currently owned or controlled by resident Indian citizens and Indian companies, which are owned or controlled by resident Indian citizens to a non-resident entity;

•

foreign investments in a non-operating company that does not have any downstream investments for undertaking activities which are under the government route. Further, as and when such a company commences business or makes a downstream investment, it will have to comply with the relevant sectoral conditions on entry route, conditionalities and caps;

•	foreign investments by an unincorporated entity in certain cases; and

•	foreign investment by swap of shares for sectors under the Government approval route.

On May 24, 2017, the Government approved the phase-out of the Foreign Investment Promotion Board (“FIPB”), which had been set up to regulate all foreign direct investment into India and whose approval was required for foreign investment in certain sectors, including defense and public sector banks. The Government nominated the relevant administrative ministries or departments for each sector as competent authorities which process applications for FDI requiring government approval in line with standard operating procedures (“SOP”). The SOP was updated on August 17, 2023, to make the application process for FDI requiring government approval online through the National Single Window System.

A person residing outside India or any entity incorporated outside India has general permission to purchase shares, convertible debentures or preference shares of an Indian company subject to certain terms and conditions. The Government has revised the FDI regime and amended the NDI Rules to require governmental approval for any FDI (a) by an entity of a country which shares a land border with India (i.e., Pakistan, Bangladesh, Afghanistan, Nepal, Bhutan, Myanmar and China, each a “Neighboring Country”), or (b) where the beneficial owner of an investment into India is (i) situated in a Neighboring Country or (ii) a citizen of a Neighboring Country.

Subject to certain exceptions, FDI and investment by non-resident Indians in Indian companies do not require the prior approval of the Government of India (acting through the concerned ministries or departments) or the RBI. The Government of India has indicated that in all cases where FDI is allowed under the automatic route pursuant to the Consolidated FDI Policy, the RBI would continue to be the primary agency for the purposes of monitoring and regulating foreign investment. For cases that do require an FDI approval, including cases approved by the Government in the past, the monitoring and compliance of conditions is done by the concerned administrative ministries and departments. Further, in cases where the approval of the Government of India is obtained, no approval of the RBI is required. In both cases, the prescribed applicable norms with respect to determining the price at which the shares may be issued by the Indian company to the non-resident investor would need to be complied with, and a declaration in the prescribed form, detailing the foreign investment, must be filed with the RBI once the foreign investment is made in the Indian company. The foregoing description applies only to an issuance of shares by, and not to a transfer of shares of, Indian companies.

The burden of compliance with the sectoral or statutory caps on such foreign investment and the related conditions, if any, is on the company receiving foreign investment.

The Government has set up the Foreign Investment Implementation Authority (the “FIIA”), in the Ministry of Commerce and Industry. The FIIA has been mandated to: (i) translate FDI approvals into implementation; (ii) provide a proactive one-stop after-care service to foreign investors by helping them obtain necessary approvals; (iii) sort out operational problems; and (iv) meet with various government agencies to find solutions to foreign investment problems and maximize opportunities through a cooperative approach.

The 2023 Bank Shareholding Directions prescribe requirements regarding acquisition and holding of shares or voting rights in relation to all banking companies as defined in the Banking Regulation Act. In relation to foreign investment in private sector banks in India, the Consolidated FDI Policy and the FEMA guidelines state that the foreign investment limits and sub-limits as well as the computation of foreign investment in private sector banks will be as specified in the Consolidated FDI Policy, the Foreign Exchange Management Act and the regulations made in relation thereto, as amended from time to time. As per the Consolidated FDI Policy, dated October 15, 2020 and issued by the Government of India, and the NDI Rules, the following restrictions are applicable to foreign ownership in the Bank:

•

Foreign investors may own up to 74.0 percent of the equity shares of a private sector Indian banking company subject to compliance with guidelines issued by the RBI from time to time. FDI up to 49.0 percent is permitted under the automatic route and FDI above 49 percent and up to 74.0 percent requires prior approval of the competent authorities. This 74.0 percent limit will include investment under the portfolio investment scheme by FPIs/non-resident Indian (“NRIs”) and shares acquired prior to September 16, 2003 by erstwhile overseas corporate bodies (“OCBs”), and continue to include IPOs, private placements, GDR/ADRs and acquisition of shares from existing shareholders. Aggregate foreign investment in the Bank from all sources is allowed up to a maximum of 74.0 percent of the paid-up capital of the Bank. At least 26.0 percent of the paid-up capital would have to be held by Indian residents, except in the case of a wholly owned subsidiary of a foreign bank.

•

An FPI may invest in the capital of an Indian banking company in the private sector under the portfolio investment scheme which limits the individual holding of an FPI to below 10.0 percent of the capital of the Indian banking company. With effect from April 1, 2020, the aggregate limit for FPI investment is prescribed by sectoral caps applicable to Indian companies in relation to FDI, in accordance with the NDI Rules. Subject to a resolution of the board of directors and a special resolution of the shareholders of the Indian banking company, the 74.0 percent limit ordinarily applicable to Indian banking companies could be decreased to 24.0 percent, or 49.0 percent of the total paid-up capital of a private sector banking company before March 31, 2020. An Indian banking company which has decreased its aggregate limit of FDI investment can increase it again, to the aggregate limit of 74.0 percent. However, once the aggregate limit of FPI investment is increased, the same cannot be reduced to a lower threshold by the Indian banking company. The total holding by each FPI or an investor group must be less than 10.0 percent of the total paid-up capital on a fully diluted basis or less than 10.0 percent of the paid-up value of each series of debentures or preference shares or share warrants issued by an Indian company, and the total holdings of all FPIs put together, including any other direct and indirect foreign investments in the Indian company permitted under these rules, must not exceed 24.0 percent of paid-up equity capital on a fully diluted basis or paid-up value of each series of debentures or preference shares or share warrants. The aggregate limit of 24.0 percent may be increased by the Indian company concerned up to the sectoral cap/statutory ceiling, as applicable, with the approval of its board of directors and its general body through a resolution and a special resolution, respectively.

•

No single NRIs may own more than 5.0 percent of the total paid-up capital of a private sector banking company, and the aggregate holdings of all NRIs and overseas citizens of India cannot exceed 10.0 percent of the total paid-up capital. However, NRIs’ holdings can be allowed up to 24.0 percent of the total paid-up capital, provided the banking company passes a special resolution of the shareholders to that effect. In addition, while OCBs were derecognized as a class of investors in India with effect from September 16, 2003, erstwhile OCBs which are incorporated outside India and are not under the adverse notice of the RBI can make fresh investments as incorporated non-resident entities in accordance with the Consolidated FDI Policy and NDI Rules.

FPI Regulations

The Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014 have been replaced by the Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations 2019 (the “FPI Regulations”). SEBI has also issued operational guidelines dated November 5, 2019 under the FPI Regulations (the “FPI Operational Guidelines”), which have now been superseded by, and incorporated in, the Master Circular for Foreign Portfolio Investors, Designated Depository Participants and Eligible Foreign Investors, dated December 19, 2022 issued, by SEBI (the “2022 Master Circular”). The regulatory regime governing FPIs and investments made by them replaces the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995 (the “FII Regulations”) and the regime for investments by qualified foreign investors (“QFIs”). Pursuant to the original regulations governing FPIs, which came into effect on June 1, 2014, an FII, which held a valid certificate of registration from the SEBI, was deemed to be a registered FPI until the expiry of the block of three years for which fees had been paid as per the FII Regulations. Further, an FII was not eligible to invest as an FII after registering as an FPI. Similarly, a QFI could continue to buy, sell or otherwise deal in securities until May 31, 2015, or until the QFI obtained a certificate of registration as FPI, whichever occurred earlier.

The NDI Rules and the FPI Regulations specify that the shares purchased by a single FPI or an investor group must be below 10.0 percent of the total paid-up equity capital of a company on a fully diluted basis. It should be noted that multiple entities registered as FPIs, directly or indirectly, having common ownership of more than 50.0 percent or common control, will be treated as part of the same investor group, and the investment limits of all such entities will be combined to calculate the investment limit as applicable to a single FPI.

Under the FPI Regulations, only FPIs classified as Category I and persons eligible for registration as Category I FPIs may issue offshore derivative instruments (“ODIs”). Such ODIs are required to be issued after compliance with applicable “know your client” norms. The ODIs cannot be issued or transferred to persons who are not eligible to be registered as a Category I FPI under the FPI Regulations. Further, any transfer of an ODI requires prior consent of the FPI that has issued the ODI.

The 2022 Master Circular directs all the issuers of ODIs to identify and verify the beneficial owners in the subscriber entities who hold in excess of 10.0 percent in the case of a company, 10.0 percent in the case of partnership firms, 15.0 percent in case of unincorporated associations or bodies of individuals, and 10.0 percent, in case of a trust. Where no natural person is identified, the beneficial owner is the relevant natural person who holds the position of senior managing official. For entities coming from “high risk jurisdictions”, as identified by intermediary, the intermediaries may apply a lower materiality threshold of 10% for the identification of beneficial owners. The ODI issuers will have to maintain with them at all times the “know your customer” documents regarding ODI subscribers and those should be made available to SEBI on demand.

Additionally, ODI issuers are also required to file suspicious transaction reports in relation to the ODIs issued by them, if any, with the Indian Financial Intelligence Unit.

Investors in ADSs do not need to seek the specific approval from the Government of India to purchase, hold or dispose of their ADSs. Notwithstanding the foregoing, if an FPI, a non-resident Indian or an overseas corporate body were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership.

FPIs are now also permitted to acquire debt securities issued by infrastructure investment trusts and real estate investment trusts registered with SEBI. SEBI now also allows FPIs to participate in Indian exchange traded commodity derivatives, subject to compliance with certain terms and conditions.

Acquisition of the Undertaking by the Government

Under the Banking Regulation Act, the Government may, after consultation with the RBI, in the interest of our depositors or banking policy or better provision of credit generally or to a particular community or area, acquire our banking business. The RBI may acquire our business if it is satisfied that we have failed to comply with the directions given to us by the RBI or that our business is being managed in a manner detrimental to the interest of our depositors. Similarly, the Government of India may also acquire our business based on a report by the RBI.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Not applicable.

But see “Description of Equity Shares – Takeover Code” of the Bank’s Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

Not applicable.

But see “Description of Equity Shares – Disclosure of Ownership Interest” of the Bank’s Form 20-F.

Significant Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

Not applicable.

Changes in Capital (Item 10.B.10 of Form 20-F)

Not applicable.

But see “Description of Equity Shares – Acquisition by the Issuer of Its Own Shares” of the Bank’s Form 20-F.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

General

JPMorgan Chase Bank, N.A., as depositary, issues the American Depositary Shares, or ADSs. Each ADS represents an ownership interest in three Equity Shares, which we have deposited with the custodian, as agent of the depositary, under the Deposit Agreement. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to a holder of American Depositary Receipts (“ADRs”) evidencing ADSs.

The depositary’s office is located at J.P. Morgan Depositary Receipts, 383 Madison Ave, Floor 11, New York, NY 10179.

Investors may hold ADSs either directly or indirectly through their broker or other financial institution. If an investor holds ADSs directly, by having an ADR certificate evidencing a specific number of ADSs registered in his name on the books of the depositary, or by holding an ADS in the depositary’s direct registration system, he is an ADR holder. This description assumes that the investor holds his ADSs directly. If an investor holds the ADSs through his broker or financial institution nominee, he must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. Investors should consult with their broker or financial institution to find out what these procedures are.

Because the depositary’s nominee will actually be the registered owner and record holder of the Equity Shares, investors must rely on the depositary to exercise the rights of a shareholder on their behalf. The obligations of the depositary and its agents are set out in the Deposit Agreement. The Deposit Agreement and the ADSs are governed by New York law. Neither the depositary nor the custodian or any of their respective nominees are deemed to be the beneficial owner of the Equity Shares.

The following is a summary of the material terms of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to investors. For more complete information, investors should read the entire Deposit Agreement and the form of ADR, which contains the terms of the ADSs. Investors can read a copy of the Deposit Agreement, which was filed as an exhibit to the registration statement on Form F-6 on November 9, 2022.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to the investor the cash dividends or other distributions it or the custodian receives on Equity Shares or other deposited securities, after deducting its charges and expenses. The investor will receive these distributions in proportion to the number of deposited securities that the investor’s ADSs represent. To the extent practicable, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash

The depositary will distribute any United States dollars available to it resulting from a cash dividend or other cash distribution if this is practicable and can be done in a reasonable manner. The depositary will distribute this cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States and other expenses and adjustments. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, investors may lose some or all of the value of the distribution.

Equity Shares

In the case of a distribution in Equity Shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such Equity Shares. Only whole ADSs will be issued. The depositary will sell any Equity Shares that would result in fractional ADSs and distribute the net proceeds to the ADR holders entitled to them.

Rights to Receive Additional Shares

In the case of a distribution of rights to subscribe for additional Equity Shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute the rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of the rights. However, if we do not furnish such evidence, the depositary may:

•	sell the rights, if practicable, and distribute the net proceeds as cash.

•	if it is not practicable to sell the rights, allow the rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders or furnish evidence that the depositary may lawfully make any rights available to ADR holders.

Other Distributions

In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute such securities or property in any manner it deems equitable and practicable; or

•

to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

Any United States dollars will be distributed by cheques drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and handled by the depositary in accordance with its then current practices).

The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain those items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

We cannot assure investors that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Disclosures” section available at https://www.adr.com/Investors/FindOutAboutDRs (or a successor page), the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

The depositary issues ADSs upon the deposit of Equity Shares or evidence of rights to receive Equity Shares with the custodian after payment of the fees and expenses owing to the depositary in connection with such issuance.

Except for Equity Shares that we deposit, no Equity Shares may be deposited by persons located in India, residents of India or for, or on the account of, such persons. Under current Indian laws and regulations, the depositary cannot accept deposits of outstanding Equity Shares and issue ADRs evidencing ADSs representing such Equity Shares without prior approval of the Government of India. However, an investor who surrenders an ADS and withdraws Equity Shares may be permitted to redeposit those Equity Shares in the depositary facility in exchange for ADSs and the depositary may accept deposits of outstanding Equity Shares purchased by a non-resident of India on the local stock exchange and issue ADSs representing those Equity Shares. However, in each case, the number of Equity Shares re-deposited or deposited cannot exceed the number represented by ADSs converted into underlying Equity Shares.

Equity Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such Equity Shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. To the extent delivery of certificates is impracticable, the Equity Shares may be deposited by any other delivery means reasonably acceptable to the depositary or custodian, including by way of crediting the Equity Shares to an account maintained by the custodian with us or an accredited intermediary acting as registrar for the Equity Shares.

We will inform the depositary if any of the Equity Shares permitted to be deposited do not rank pari passu with other deposited securities and the depositary will arrange for the issuance of temporary ADSs representing such Equity Shares until such time as the Equity Shares become fully fungible with the other deposited securities.

The custodian will hold all deposited Equity Shares for the account of the depositary. ADR holders thus have no direct ownership interest in the Equity Shares and only have such rights as are contained in the Deposit Agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited Equity Shares. The deposited Equity Shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of Equity Shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All ADSs issued will be evidenced by way of registration in the depositary’s direct registration system, unless certificated ADRs are specifically requested by the holder. Rather than receiving a certificate, registered holders will receive periodic statements from the depositary showing the number of ADSs to which they are entitled. Certificated ADRs will be delivered at the depositary’s designated transfer office.

When an investor turns in his ADR certificate at the depositary’s office, or provides proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying Equity Shares. Delivery of deposited securities in certificated form will be made at the custodian’s office or, at the investor’s risk and expense, the depositary may deliver such deposited securities at such other place as may be requested by the investor. A stamp duty will be payable by the relevant ADR holder in respect of any withdrawal of Equity Shares, unless the Equity Shares are held in dematerialized form. Any subsequent transfer by the holder of the Equity Shares after withdrawal will require the approval of the RBI, which approval must be obtained by the purchaser and us under the provisions of the Foreign Exchange Management Regulation Act, 1999 unless the transfer is on a stock exchange or in connection with an offer under the Indian takeover regulations.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•

temporary delays caused by closing the Bank’s transfer books or those of the depositary or the deposit of Equity Shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Voting Rights

Investors who hold ADRs have no voting rights with respect to the deposited Equity Shares. The depositary will abstain from exercising the voting rights of the deposited Equity Shares. The RBI examined the matter relating to the exercise of voting rights by the depositary and issued a circular dated February 5, 2007, pursuant to which the Bank furnished to the RBI a copy of its agreement with the depositary. We have given an undertaking to the RBI stating that we will not recognize voting by the depositary if the vote given by the depositary is in contravention of its agreement with us and that we or the depositary will not bring about any change in our depositary agreement without the prior approval of the RBI.

Equity Shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, such shareholders may not receive sufficient advance notice of shareholder meetings to enable them to withdraw the underlying Equity Shares and vote at such meetings.

Record Dates

The depositary may, after consultation with us, if practicable, fix record dates for the determination of the ADR holders, who will be entitled or obligated (as the case may be) to receive any distribution on or in respect of deposited securities, or to pay the fee assessed by the depositary for administration of the ADR program and any expenses provided for in the ADR, subject to the provisions of the Deposit Agreement.

Reports and Other Communications

The depositary will make available for inspection by ADR holders at the offices of the depositary and at the transfer office any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. The depositary will distribute copies of such communications, or English translations or summaries thereof, to ADR holders when furnished by us.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution, and by holding, owning, or having held or owned, this ADR or any ADSs evidenced thereby, the holder and all beneficial owners, and all prior holders and beneficial owners, jointly and severally, agree to indemnify, defend and hold harmless each of the depositary and its agents in respect of such tax or other governmental charge. If an ADR holder owes any tax or other governmental charge, the depositary may:

•	deduct the amount thereof from any cash distributions; or

•	sell deposited securities and deduct the amount owing from the net proceeds of such sale.

In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	take no action.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

We may agree with the depositary to amend the Deposit Agreement and the ADSs without the consent of ADR holders for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees, charges or expenses on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including through SWIFT, telex or facsimile transmission), applicable delivery expenses or other such fees, charges or expenses), or prejudices any substantial existing right of ADR holders or beneficial owners of ADSs. If an ADR holder or a beneficial owner of ADSs, continues to hold an ADR or ADRs, or beneficially own ADSs, respectively, after being notified of these changes, the ADR holder or the beneficial owner of ADSs, is deemed to agree to, and be bound by, such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair an ADR holder’s right to surrender its ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law. If a governmental or regulatory body adopts new laws, rules or regulations which require the Deposit Agreement or the ADS to be amended, the Bank and the depositary may make the necessary amendments, which could take effect before an ADR holder receives notice thereof.

The depositary may terminate the Deposit Agreement by giving the ADR holders at least 30 days’ prior notice and it must do so at our request. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the remaining deposited securities and hold the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, in trust for the pro rata benefit of ADR holders who have not yet surrendered their ADRs. After making those sales, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

In addition, the depositary may terminate the Deposit Agreement without prior notice to us, but subject to giving 30 days’ notice to the ADR holders, under the following circumstances: (i) in the event of the Bank’s bankruptcy or insolvency; (ii) if the Bank effects (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities; or (iii) in case of certain transactions as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities. The depositary may also terminate, immediately without prior notice to us, any ADR holder or any other person (i) if so required by any law, rule or regulation or any governmental authority or body, or (ii) if the depositary would be subject to liability, in each case as determined by the depositary in its reasonable discretion.

Limitations on Obligations and Liability to ADR Holders

The Deposit Agreement expressly limits the obligations and liability of the depositary, us and each of our or their respective directors, officers, employees, agents and affiliates. Neither we nor the depositary nor any such director, officer, employee, agent or affiliate will be liable (including, without limitation, to holders or beneficial owners of ADSs):

•

if any present or future law, rule, regulation, fiat, order or decree of the Republic of India, the United States or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or regulation governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, epidemic, pandemic, nationalization expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond its direct and immediate control shall prevent or delay, or shall cause it to be subject to any civil or criminal penalty in connection with any act which the Deposit Agreement or the ADRs provide shall be done or performed by it;

•

by reason of any non-performance or delay in the performance of any act or things which by the terms of the Deposit Agreement shall or may be done or performed or any exercise, or failure to exercise, any discretion under the Deposit Agreement or the ADR;

•

if it performs its obligations under the Deposit Agreement without gross negligence or willful misconduct (and the depositary shall not be a fiduciary or have any fiduciary duty to holders or beneficial owners of ADSs);

•	if it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties; or

•

if it takes any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Equity Shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which, in our opinion, may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require.

The depositary will not be liable for the price received in connection with any sale of securities or any delay or omission to act nor will the depositary be responsible for any error or delay in action, omission to act, default or negligence on the part of the party retained in connection with any sale or proposed sale of securities.

The depositary may own and deal in any class of securities and in ADSs.

While the depositary may use third-party delivery services and providers of information and use local agents to provide certain services, the depositary will not be responsible for any errors or omissions made by them in providing the relevant information or services

Disclosure of Interest in ADSs

From time to time, we may request ADR holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which they own or owned ADSs;

•	the identity of any other persons then or previously interested in such ADSs; and

•	the nature of such interest and various other matters.

Investors in, including beneficial owners of, ADSs agree to provide any information requested by us or the depositary pursuant to the Deposit Agreement. The depositary has agreed to use reasonable efforts, without risk, liability or expense on the part of the depositary, to comply with written instructions received from us requesting that it forward any such requests to investors in ADSs and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

We may restrict transfers of the Equity Shares where any such transfer might result in ownership of Equity Shares in contravention of, or exceeding the limits under, applicable law or our organizational documents. Title to ADRs, when properly endorsed or upon delivery to the depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York. We may instruct ADR holders that we are restricting the transfers of ADSs where such a transfer may result in the total number of Equity Shares represented by the ADSs beneficially owned by ADR holders contravening or exceeding the limits under the applicable law or our organizational documents. We reserve the right to instruct ADR holders to deliver their ADSs for cancellation and withdrawal of the Equity Shares underlying such ADSs and holders agree to comply with such instructions.

Requirements for Depositary Actions

We, the depositary, or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the Deposit Agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges and fees and expenses as required in the Deposit Agreement;

•

the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature, and information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADRs; and

•	the holder has complied with such regulations as the depositary may establish consistent with the Deposit Agreement.

The depositary may also suspend the issuance of ADSs, the deposit of Equity Shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the Deposit Agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if any such action is deemed advisable by the depositary.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which, in the case of registered ADRs, shall include the depositary’s direct registration system. ADR holders may inspect the depositary’s designated records at all reasonable times. Such register may be closed at any time from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

The Depositary

The depositary is JPMorgan Chase Bank, N.A., a commercial bank offering a wide range of banking services to its customers both domestically and internationally. JPMorgan Chase Bank, National Association is a wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation.